UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2008

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employer Identification No.)

Woodland Park 2201 Cooperative Way Herndon, VA	20171-3025 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 709-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On October 7, 2008, the Federal Reserve Board announced the creation of the Commercial Paper Funding Facility (“CPFF”), to provide a liquidity backstop to U.S. issuers of commercial paper through a special purpose vehicle (“SPV”) that will purchase three-month unsecured and asset-backed commercial paper directly from eligible issuers.  The SPV will only purchase U.S. dollar-denominated commercial paper (including asset-backed commercial paper (“ABCP”)) that is rated at least A-1/P-1/F1 by a major nationally recognized statistical rating organization (“NRSRO”) and, if rated by multiple major NRSROs, is rated at least A-1/P-1/F1 by two or more major NRSROs.

On October 21, 2008, National Rural Utilities Cooperative Finance Corporation (“National Rural”) received notification that it has been approved to participate in the CPFF and is eligible to participate in the program beginning October 27, 2008, for up to an amount of $3.083 billion.

Pricing for the commercial paper issued through this facility will be based on the then-current 3-month overnight index swap rate plus fixed spreads.

The SPV will cease purchasing commercial paper on April 30, 2009, unless the Federal Reserve Board extends the facility. The New York Federal Reserve will continue to fund the SPV after such date until the SPV’s underlying assets mature.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

By: /s/ Steven L. Lilly
       Steven L. Lilly
   Senior Vice President and Chief Financial Officer

Dated:  October 22, 2008